EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors

Universal Health Services, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Universal Health Services, Inc. of our report dated February 28, 2003, with respect to the consolidated balance sheet of Universal Health Services, Inc. as of December 31, 2002, and the related consolidated statements of income, common stockholders’ equity and cash flows for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-K of Universal Health Services, Inc.

/s/    KPMG LLP

Philadelphia, Pennsylvania

January 30, 2004